Exhibit (a)(1)(A)

DaVita Inc.

Offer to Purchase for Cash

Shares of its Common Stock for an Aggregate Purchase Price of no More Than $1.2 Billion

At a Purchase Price Not Less Than $53.50 Per Share and

Not More Than $61.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 16, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR OTHERWISE TERMINATED.

DaVita Inc., a Delaware corporation (the “Company,” “DVA,” “we,” “our” or “us”), is offering to purchase for cash shares (the “shares”) of its common stock, par value $0.001 per share (the “common stock”), pursuant to a modified “Dutch auction” whereby shareholders may tender shares: (i) at prices specified by the tendering shareholders of not less than $53.50 and not more than $61.50 per share (“Auction Tenders”), or (ii) at the Purchase Price (as defined below) determined as described herein (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal”). We are offering (the “Offer”) to purchase for cash shares having an aggregate Purchase Price of no more than $1.2 billion.

Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined in the manner provided herein. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $53.50 per share for purposes of determining the Purchase Price.

Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, as described in this Offer to Purchase, determine a single price per share (the “Purchase Price”), which will be not less than $53.50 and not more than $61.50 per share, that we will pay for shares accepted for payment in the Offer. The Purchase Price will be the lowest price per share of not less than $53.50 and not more than $61.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate Purchase Price not exceeding $1.2 billion. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price will not be purchased in the Offer. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $1.2 billion are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if shares having an aggregate Purchase Price of more than $1.2 billion are validly tendered at or below the Purchase Price and not validly withdrawn.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares having an aggregate Purchase Price of more than $1.2 billion are validly tendered at or below the Purchase Price, we may, at our option, accept for payment an additional number of shares of common stock not to exceed 2% of the total number of shares of common stock (exclusive of any shares of common stock held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares of common stock will be purchased. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 17.

Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE FINANCING CONDITION (AS DEFINED HEREIN). SEE SECTIONS 7 AND 9.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “DVA”. On July 19, 2019, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on the NYSE was $56.05 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Offer to Purchase, dated July 22, 2019

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER (AS DEFINED HEREIN), THE DEPOSITARY (AS DEFINED BELOW) OR THE INFORMATION AGENT (AS DEFINED BELOW) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase.

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Inc., the Depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal;

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if you are an institution with a participant account with The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

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if you are a holder of vested stock-settled appreciated rights (“SSARs”) to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested SSARs to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested SSARs at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such SSARs no later than 5:00 p.m., New York City time, on August 12, 2019) in order to provide you with sufficient time to validly tender any such shares in the Offer. You should be aware that exercises of SSARs cannot, once exercised, be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own deadline, earlier than the Expiration Time, for

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participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), or to Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents incorporated by reference in this Offer to Purchase. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of DVA or any of its subsidiaries or affiliates since those respective dates, except that we will, to the extent required by Rule 13e-4 under the Exchange Act (as defined below), amend the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed.

We have not authorized anyone to provide you with any information or to make any representation in connection with the Offer, other than the information and representations contained in this Offer to Purchase, the documents incorporated by reference herein or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase. It does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase (including the documents incorporated by reference herein), the Letter of Transmittal and the other documents relating to the Offer that we have distributed to you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

The issuer of the shares, DaVita Inc., a Delaware corporation, is offering to purchase your shares.

How many shares of common stock is DVA offering to purchase?

We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate Purchase Price of $1.2 billion. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019.

In addition, in accordance with the rules of the SEC, in the event that shares having an aggregate Purchase Price of more than $1.2 billion are validly tendered at or below the Purchase Price, we may, at our option accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock (exclusive of any shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. Unless otherwise expressly stated, information in this Offer to Purchase assumes that no such additional shares of common stock will be purchased. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting the Offer through a procedure known as a modified “Dutch auction.” This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares. Upon the terms and subject to the conditions of the Offer, you may tender shares in the Offer (i) at prices you specify of not less than $53.50 and not more than $61.50 per share, which we refer to in this Offer to Purchase as “Auction Tenders” or (ii) at the purchase price determined as provided below, which we refer to in this Offer to Purchase as “Purchase Price Tenders.” For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer). We are offering to purchase shares having an aggregate Purchase Price of no more than $1.2 billion. Promptly after 12:00 midnight, New York City time, at the end of the day on August 16, 2019, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, which we refer to as the “Purchase Price,” which will be not less than $53.50 and not more than $61.50 per share, that we will pay for all shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $53.50 and not more than $61.50 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate Purchase Price not exceeding $1.2 billion. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding taxes and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Offer, you may elect to make a Purchase Price Tender, meaning that you tender your shares indicating that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. If you make a Purchase Price Tender, your shares will be deemed to be tendered at the minimum price of $53.50 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $53.50 per share. See Section 1.

How will DVA pay for the shares?

The maximum aggregate Purchase Price for the shares purchased in the Offer will be $1.2 billion. We expect to fund the purchase of shares pursuant to the Offer with borrowings under a new senior secured credit agreement (the “New Credit Agreement”) that we expect to enter into prior to the completion of the Offer. The Offer is subject to our entering into such New Credit Agreement, with terms reasonably satisfactory to us and total lender commitments of not less than $5.25 billion and the funds being accessible thereunder (such condition, the “Financing Condition”) and to the other conditions described in Section 7. The Offer being subject to the Financing Condition means that if we are not able to satisfy the Financing Condition, we will not be required to close the Offer and accept tendered shares. If the Financing Condition is satisfied or waived, we will promptly amend the Schedule TO to disclose that information and, if necessary, extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Sections 5, 7 and 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on August 16, 2019, unless we extend or otherwise terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have their own deadline, earlier than the Expiration Time, for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Will I be entitled to dividends if I tender my shares?

We have not declared or paid cash dividends to holders of our common stock since 1994. We have no current plans to pay cash dividends and we are restricted from paying dividends under the terms of our senior secured credit facilities and expect to be subject to similar restrictions under the terms of the New Credit Agreement. We are also subject to limitations on the payment of dividends under the indentures governing our outstanding senior unsecured notes. See Section 8.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the

Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 17. If we extend the Offer, you may withdraw your shares until the Expiration Time, as extended. See Section 4.

What is the purpose of the Offer?

Our Board of Directors determined that it is in the best interests of the Company and its shareholders to repurchase shares of our common stock pursuant to our share repurchase program, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our shareholders. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative ownership interest in DVA if the Offer is consummated. See Section 2.

Has DVA or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor have we, the Dealer Manager, the Information Agent or the Depositary made, and we and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, and incorporated by reference into, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do DVA’s directors or executive officers intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase.

What are the conditions to the Offer?

The Offer is not conditioned upon any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer the conditions to the Offer are not met. Our obligation to accept and purchase and pay for shares tendered in the Offer, however, depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Time (provided, that the Offer will remain open for at least five business days after the Financing Condition is met or waived), including, but not limited to, the following:

•	the satisfaction of the Financing Condition (see Sections 7 and 9);

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no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect, the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares or (4) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

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our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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no action shall have been taken nor any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder, (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer or (3) could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

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no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on July 19, 2019 shall have occurred;

•	no downgrade in ratings of any of our debt securities by either S&P Global Ratings, a division of S&P Global Inc. (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”) shall have occurred;

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no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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no commencement or escalation, on or after July 19, 2019, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States shall have occurred;

•	no change, condition, event or development, or condition, event or development involving a prospective change, shall have occurred, be discovered, or be threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

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no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before July 19, 2019), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before July 19, 2019 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause) or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

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no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

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we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, see Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of July 19, 2019, there were 160,258,708 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of common stock that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase

19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019.

If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer if we purchase shares in the Offer. See Section 2.

Shares acquired pursuant to the Offer will be held in treasury, subject to our right to later retire at any time or from time to time, some or all of these shares and to return some or all of those shares to the status of authorized but unissued capital stock.

Will the Company continue as a public company following the Offer?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from the NYSE or our common stock becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution with a participant account with DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

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if you are a holder of vested SSARs to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested SSARs to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested SSARs at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such SSARs no later than 5:00 p.m., New York City time, on August 12, 2019) in order to provide you with sufficient time to validly tender any such shares in the Offer. Exercises of SSARs cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $53.50 per share.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline, earlier than the Expiration Time, for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which they must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested SSARs participate in the Offer?

SSARs convertible into shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised SSARs, you may exercise such SSARs in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of SSARs cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your SSARs exercise prices and the expiration date of your SSARs, the range of tender prices and the provisions for pro rata purchases by DVA described in Section 1. We strongly encourage SSARs holders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the SSARs holder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested SSARs in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested SSARs in accordance with the terms of the related equity-based compensation plan and SSARs agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested SSARs no later than 5:00 p.m., New York City time, on August 12, 2019). See Section 3.

May holders of restricted stock unit (“RSU”) awards participate in the Offer?

Holders of RSU awards may not tender such units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will DVA purchase the tendered shares?

If the conditions to the Offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $1.2 billion are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the conditions to the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $1.2 billion, we will purchase shares in the following order of priority:

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first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and, if applicable, in the Notice of Guaranteed Delivery;

•

second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate Purchase Price of $1.2 billion; and

•

third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $1.2 billion, shares validly conditionally tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price per share at or below the Purchase Price.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, at the end of the day on September 16, 2019. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses set forth on the back cover page of this Offer to

Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price per share at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have its own deadline, earlier than the Expiration Time, for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen to my shares if they are not purchased in the Offer?

The Depositary will return unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will DVA pay for my tendered shares that are accepted for purchase pursuant to the Offer?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price net to the seller in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York City time, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On July 19, 2019, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on the NYSE was $56.05 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.

Whether we make additional repurchases after the conclusion of the ten business day period following the Expiration Time will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the common stock and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a corresponding reduction in our cash and cash equivalents. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

If you are a United States Holder (as defined in Section 15), the receipt of cash from us in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment if certain requirements (described in Section 15) are satisfied or (2) a distribution in respect of stock from us if those requirements (described in Section 15) are not satisfied. If you are a United States Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included in the Letter of Transmittal (or other such Internal Revenue Service form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 15.

If you are a Non-United States Holder (as defined in Section 15), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 15.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer, Georgeson LLC, or the Dealer Manager for the Offer, Credit Suisse Securities (USA) LLC, in each case at the respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents relating to the Offer from the Information Agent at its telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements. The statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances, including statements regarding our future operations, financial condition and prospects, such as expectations for treatment growth rates, revenue per treatment, expense growth, levels of the provision for uncollectible accounts receivable, operating income, adjusted operating income, cash flow, operating cash flow, earnings per share, estimated tax rates, estimated charges and accruals, capital expenditures, the development of new dialysis centers and dialysis center acquisitions, government and commercial payment rates, revenue estimating risk, the impact of our level of indebtedness on our financial performance, our stock repurchase authorization, our advocacy costs, expectations related to our estimated second quarter 2019 financial and operating results, our expectations regarding the Offer, the proposed bank financing and the use of proceeds therefrom, and the proposed redemption of our 2022 Notes, are forward-looking statements. We undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this Offer to Purchase, except that we will, to the extent required by Rule 13e-4 under the Exchange Act, amend the Schedule TO, of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in this section and in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and in Part I, Item 1A, “Risk Factors” and in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In addition, new risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business. Accordingly, future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	our ability to satisfy the conditions to the Offer (including the Financing Condition);

•	the price per share at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

•	the terms, timing, costs and interest rate on any indebtedness incurred to fund such purchases;

•	our ability to commence and complete the Offer, including the number of shares we are able to purchase pursuant to the Offer;

•	our ability to achieve the benefits contemplated by the Offer;

•	any adverse impact that the Offer may have on us and the trading market for our common stock;

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the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, including as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

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the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation, and the extent to which such developments result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans, or other material impacts to our business;

•	a reduction in government payment rates under the Medicare program for end stage renal disease (“ESRD”) or other government-based programs and the impact of the Medicare Advantage benchmark structure;

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risks arising from potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including such initiatives related to healthcare and/or labor matters;

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the impact of the changing political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current health care marketplace;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•	legal and compliance risks, such as our continued compliance with complex government regulations and the provisions of our current corporate integrity agreement;

•	continued increased competition from dialysis providers and others, and other potential marketplace changes;

•	our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance;

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our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

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our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis; and our ability to enter into the New Credit Agreement on the terms currently contemplated or at all and to complete the redemption of our 2022 Notes on the terms currently contemplated or at all;

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noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

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the variability of our cash flows; the risk that we may not be able to generate sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;

•	factors that may impact our ability to repurchase stock under our stock repurchase program (including the Offer) and the timing of any such stock repurchases;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets;

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uncertainties related to our use of the proceeds from the Company’s sale of its DaVita Medical Group (“DMG”) division to Collaborative Care Holdings, LLC (“Optum”) (the “DMG sale”) and other available funds, including external financing and cash flow from operations, which may be or have been used in ways that we cannot assure will improve our results of operations or enhance the value of our common stock; and

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uncertainties associated with the other risk factors set forth in Part II, Item 1A. of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and the other risks and uncertainties discussed in any subsequent reports that we file or furnish to the SEC from time to time.

INTRODUCTION

To the shareholders of DaVita Inc.:

DaVita Inc. is offering to purchase for cash shares of its common stock, par value $0.001 per share. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (i) Auction Tenders at prices specified by the tendering shareholders in $0.25 increments of not less than $53.50 and not more than $61.50 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $1.2 billion.

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on August 16, 2019, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Time”) or otherwise terminated by us.

Promptly following the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $53.50 and not more than $61.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer). The Purchase Price will be the lowest price per share of not less than $53.50 and not more than $61.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate Purchase Price not exceeding $1.2 billion. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using DTC’s Automated Tender Offers Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTIONS 7 AND 9.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR

PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $1.2 billion are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $1.2 billion, we will purchase shares:

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first, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, as indicated by completing the section entitled “Odd Lots” in the Letter of Transmittal, or, in the case of a book-entry transfer, and Agent’s Message and, if applicable, in the Notice of Guaranteed Delivery;

•

second, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate Purchase Price of $1.2 billion; and

•

third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $1.2 billion, from holders who validly conditionally tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to shareholders whose shares are accepted for payment net to the seller in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3. Also, see Section 3 and Section 15 regarding material U.S. federal withholding tax and income tax consequences of the Offer.

In addition, holders of vested stock-settled appreciation rights (“SSARs”) under our equity-based compensation plans may exercise such SSARs in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of performance stock units or restricted stock units (“RSUs”) may not tender such performance stock units or RSUs in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, Georgeson LLC, the Information Agent for the Offer, and Computershare, the Depositary for the Offer. See Section 17.

As of July 19, 2019, there were 160,258,708 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019. See Section 1.

Our common stock is traded on the NYSE under the symbol “DVA”. On July 19, 2019, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on the NYSE was $56.05 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, DVA will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $53.50 and not more than $61.50 per share) that it will pay for shares of common stock validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $53.50 and not more than $61.50 per share that will enable DVA to purchase the maximum number of tendered shares having an aggregate Purchase Price not exceeding $1.2 billion. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, DVA will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. For purposes of determining the Purchase Price, shares validly tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price per share in the Offer.

In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate Purchase Price of more than $1.2 billion, we may, at our option, accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock (exclusive of shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by DVA free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions, including the Financing Condition. See Sections 7 and 9.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate Purchase Price of less than $1.2 billion are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $1.2 billion:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by such Odd Lot Holder at a price per share at or below the Purchase

Price (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time at prices at or below the Purchase Price, on a pro rata basis if necessary, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate Purchase Price of $1.2 billion.

•

Third, only if necessary to permit us to purchase shares resulting in an aggregate Purchase Price of $1.2 billion, shares validly conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Time, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. “Odd lots” will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 15, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. Shares underlying existing SSARs may not be conditionally tendered without such SSARs first being irrevocably exercised and the shares issued in respect thereof tendered in the Offer. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors determined that it is in the best interests of the Company and its shareholders to repurchase shares of our common stock pursuant to our share repurchase program, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our shareholders. The modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative ownership interest in DVA if the Offer is consummated.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer. Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell his or her shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer.

As of July 19, 2019, there were 160,258,708 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from the NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in our common stock becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will be held in treasury, subject to our right to later retire at any time or from time to time, some or all of these shares and to return some or all of those shares to the status of authorized but unissued capital stock.

Shareholders who do not tender may be able to sell their non-tendered shares in the future on the NYSE or otherwise at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares of our common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, shares of our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate Purchase Price of the shares we purchase plus related fees and a reduction in cash and cash equivalents in a corresponding amount.

Other Plans or Proposals. Except as disclosed in, or incorporated by reference into, this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our indebtedness or capitalization;

•

any change in our present Board of Directors or executive officers, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to the Offer, the grant of equity awards to our employees and our non-employee directors under our equity-based compensation plans, and the retention of our securities by the Company from employees or directors to satisfy tax withholding obligations upon vesting or exercise of any such equity awards; or

•	any changes in our Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed in, or incorporated by reference into, this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares

Valid Tender of Shares. For shares to be tendered validly in the Offer:

•

the certificates for those shares, or confirmation of receipt of those shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have their own deadline, earlier than the Expiration Time, for you to act to instruct them to tender shares on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned

“Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $53.50 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” For purposes of determining the Purchase Price, shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.50 per share (which is the minimum price per share pursuant to the Offer). Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.25) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that DVA may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender shares in the Offer and the certificates for the shareholder’s shares are not immediately available or cannot be delivered to the Depositary prior to the

Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form DVA has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Settled Appreciation Rights. Stock-Settled Appreciation Rights (“SSARs”) convertible into shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised SSARs, you may exercise such SSARs in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of SSARs cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your SSARs exercise prices and the expiration date of your SSARs, the range of tender prices and the provisions for pro rata purchases by DVA described in Section 1. We strongly encourage SSAR holders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the SSAR holder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested SSARs in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested SSARs in accordance with the terms of the related equity-based compensation plan and SSAR agreement and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested SSARs no later than 5:00 p.m., New York City time, on August 12, 2019).

Performance Stock Units and Restricted Stock Units. Holders of performance stock units (“PSUs”) and restricted stock units (“RSUs”) under our equity-based compensation plans may not tender the shares underlying such PSUs or RSUs in the Offer unless and until such shares have vested. Once shares underlying the PSUs or RSUs have vested, you may tender some or all of such shares in the Offer. See “— Valid Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the shareholder or other payee, as the case may be, (i) properly establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 15) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 15)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the Letter of Transmittal.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 15.

United States Federal Withholding Tax on Payments to Non-United States Holders. As described in Section 15, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-United States Holder (as defined in Section 15). Accordingly, even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, generally will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 15), in which case the gross proceeds would be subject to United States federal income tax on a net income basis at the regular graduated rates.

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.

As discussed in more detail in Section 15, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

Additionally, a Non-United States Holder may be subject to the Foreign Account Tax Compliance Act (“FATCA”) withholding on amounts payable pursuant to the Offer at a rate of 30% if such Non-United States Holder fails to properly establish an exemption from FATCA withholding on an applicable IRS Form W-8 provided to the Depositary or other withholding agent. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the third preceding paragraph. See Section 15.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by DVA in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. DVA reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. DVA also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. DVA also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not DVA waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by DVA. DVA will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of DVA, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Net Long Position. It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates. If any certificate representing shares of our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary at (877) 889-2012. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. All other inquiries regarding the Offer should be directed to the Information Agent.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to DVA, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to DVA, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless DVA has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 12:00 midnight, New York City time, at the end of the day on September 16, 2019. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by DVA in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. DVA reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not DVA waives similar defects or irregularities in the case of any other shareholder. None of DVA, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to or at the Expiration Time by again following one of the procedures described in Section 3.

If DVA extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to DVA’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of DVA, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and, in the case of Auction Tenders, the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate Purchase Price of up to $1.2 billion for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate Purchase Price of more than $1.2 billion, we may, at our option, accept for payment an additional number of shares of our common stock not to exceed 2% of the total number of shares of common stock (exclusive of shares of our common stock held by or for our account or by or for the account of any of our subsidiaries) outstanding without extending the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate Purchase Price for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6. Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 15, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares. Shares underlying existing SSARs may not be conditionally tendered without such SSARs first being irrevocably exercised and the shares issued in respect thereof tendered in the Offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate Purchase Price of more than $1.2 billion, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of “odd lots”, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate Purchase Price of $1.2 billion, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate Purchase Price of $1.2 billion. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time.

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer (provided that the Offer will remain open for at least five business days after the Financing Condition is met or waived), any of the following shall have occurred (or shall have been reasonably determined by us to have occurred):

•	failure to satisfy the Financing Condition;

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal;

•	may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, ballot initiative, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency, authority or body may be required in connection with the Offer or the purchase of shares thereunder;

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer; or

•

could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the shares in the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in securities on any United States national securities exchange or in the over-the- counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after July 19, 2019, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general legislative, regulatory, political, market, economic or financial conditions in the United States, (ii) legislative, regulatory, political, market, economic or financial conditions with respect to our industry or business or (iii) our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the preceding three bullets existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•

any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on July 19, 2019; or

•	a downgrade in ratings of any of our debt securities by either S&P or Moody’s.

•

a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before July 19, 2019), (2) which has filed a Schedule 13D or Schedule 13G with the SEC on or before July 19, 2019 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable, exchangeable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock, (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities or (4) has issued a press release, public letter, filing with the SEC or other public announcement, or taken any other action starting, in our reasonable determination, an activist campaign against the Company;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions reasonably satisfactory to us; or

•

we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NYSE or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time (provided that the Offer will remain open for at least five business days after the Financing Condition is met or waived). Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8. Price Range of Shares; Dividends

Our common stock is traded on the NYSE under the symbol “DVA”.

The following table sets forth the range of the high and low sales prices as reported by the NYSE for the periods set out below:

	Price of Common Stock
	High	Low
Fiscal Year Ending December 31, 2019
First Quarter – March 31, 2019	$59.97	$49.48
Second Quarter – June 30, 2019	57.96	43.40
Third Quarter (through July 19, 2019)	58.44	50.68

	Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2018
First Quarter – March 31, 2018	$80.71	$64.62
Second Quarter – June 30, 2018	73.50	61.72
Third Quarter – September 30, 2018	74.72	65.54
Fourth Quarter – December 31, 2018	79.11	48.25

	Price of Common Stock
	High	Low
Fiscal Year Ended December 31, 2017
First Quarter – March 31, 2017	$70.14	$62.24
Second Quarter – June 30, 2017	70.16	61.48
Third Quarter – September 30, 2017	66.64	55.59
Fourth Quarter – December 31, 2017	72.93	52.51

(1)

On July 19, 2019, the last full trading day prior to our commencement of the Offer, the reported closing price of our common stock on the NYSE was $56.05 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

We have not declared or paid cash dividends to holders of our common stock since 1994. We have no current plans to pay cash dividends and we are restricted from paying dividends under the terms of our senior secured credit facilities and expect to be subject to similar restrictions under the terms of the New Credit Agreement. We are also subject to limitations on the payment of dividends under the indentures governing our outstanding senior unsecured notes.

9. Source and Amount of Funds

The maximum aggregate Purchase Price for the shares purchased in the Offer will be $1.2 billion. We expect to fund the purchase of shares pursuant to the Offer with borrowings under a new senior secured credit agreement (the “New Credit Agreement”) with several banks and other financial institutions or entities from time to time parties thereto, and Wells Fargo Bank, National Association (“Wells Fargo Bank”), as administrative agent. We expect to enter into the New Credit Agreement prior to the completion of the Offer. The Offer is subject to our entering into such New Credit Agreement, with terms reasonably satisfactory to us and total lender commitments of not less than $5.25 billion and the funds being accessible thereunder (such condition, the “Financing Condition”) and to the other conditions described in Section 7. The Offer being subject to the Financing Condition means that if we are not able to satisfy the Financing Condition, we will not be required to close the Offer and accept tendered shares. If the Financing Condition is satisfied or waived, we will promptly amend the Schedule TO to disclose that information and, if necessary, extend the Offer to the extent required by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Sections 5, 7 and 9.

The New Credit Agreement is expected to consist of a five-year secured revolving loan facility (the “Revolving Credit Facility”) in an aggregate amount of $1.0 billion, a five-year secured term loan A facility in an aggregate amount of $1.75 billion (the “Term Loan A Facility” and together with the Revolving Credit Facility, the “Pro-rata Facilities”) and a seven-year secured term loan B facility in an aggregate amount of $2.5 billion (the “Term Loan B Facility”).

At our option, borrowings under the New Credit Agreement will bear interest based on the Base Rate (as defined below) or LIBOR, in each case plus the Applicable Margin (as defined below). The “Base Rate” is expected to be defined as the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate of Wells Fargo Bank, as established from time to time and (iii) LIBOR for an interest period of one month plus 1.00%; provided that if the Base Rate is negative it shall be deemed to be zero. The “Applicable Margin” for the Pro-rata Facilities is expected to be initially 150 basis points, in the case of LIBOR loans, and 50 basis points in the case of Base Rate loans; provided that after the date on which we shall have delivered financial statements for the first full fiscal quarter ending after the expected closing date of the New Credit Agreement (the “Credit Agreement Closing Date”), the Applicable Margin with respect to the Pro-rata Facilities will be determined pursuant to a leverage ratio based grid. The Applicable Margin for the Term Loan B Facility is expected to be defined as 250 basis points, in the case of LIBOR loans, and 150 basis points in the case of Base Rate loans.

Undrawn amounts under the Revolving Credit Facility will accrue a commitment fee (i) initially, at a per annum rate expected to be 25 basis points and (ii) after the delivery of the financial statements for the fiscal quarter ending at least three months after the Credit Agreement Closing Date, at a per annum rate expected to be between 15 and 35 basis points, based on a leverage ratio based grid. The Term Loan A Facility will have a delayed draw feature. A ticking fee equal to the then applicable commitment fee rate will accrue on the undrawn portion of the Term Loan A Facility.

The Term Loan A Facility will amortize on a quarterly basis at a rate of (i) 2.5% per annum during the first year following the Credit Agreement Closing Date, (ii) 5.0% per annum during the second and third years following the Credit Agreement Closing Date, (iii) 7.5% per annum during the fourth year following the Credit Agreement Closing Date and (iv) 10% per annum during the fifth year following the Credit Agreement Closing Date, with the balance to be paid on the stated maturity date. The Term Loan B Facility will amortize on a quarterly basis at a rate of 1.0% per annum with the balance to be paid on the stated maturity date. The Term Loan A Facility will be payable at any time prior to maturity without penalty. The Term Loan B Facility will be subject to a prepayment premium of 1% of the amount of any prepayment (voluntary or involuntary) with the proceeds of debt in connection with a refinancing of the Term Loan B Facility occurring prior to 6 months after the Credit Agreement Closing Date which results in a lower effective yield than the Term Loan B Facility.

With respect to the New Credit Agreement, the Company will be required to make prepayments in connection with the issuance or incurrence of redeemable preferred interests or debt, non-ordinary course sales of assets, receipt of insurance proceeds and excess cash flow, in each case subject to certain baskets and exceptions to be described in the New Credit Agreement.

The New Credit Agreement will include a maximum leverage ratio of 5.00:1.00, subject to a step-down to 4.50:1.00 in future periods. In addition, the New Credit Agreement will contain customary and appropriate affirmative and negative covenants for financings of its type (subject to customary exceptions).

The closing of the New Credit Agreement is expected to be subject to certain customary and other conditions. There is a possibility that the Company will not be able to borrow funds under the New Credit Agreement if any of the conditions to closing is not met. The Company currently has no alternative financing arrangements in place if the proceeds under the New Credit Agreement are not available to it.

As of July 19, 2019 we had received cumulative commitments of $2.4 billion, representing approximately 87% of the Pro-rata Facilities, from several banks and other financial institutions as detailed below (the “Commitment Parties”) pursuant to a Commitment and Engagement Letter, dated as of July 18, 2019 (including the term sheet attached thereto as Exhibit A, the “Credit Facilities Commitment Letter”). The Credit Facilities Commitment Letter is filed as Exhibit (b)(3) to the Issuer Tender Offer Statement on Schedule TO and is incorporated by reference herein. The “Commitment Parties” are defined as Wells Fargo Securities, LLC (“WF Securities”), Wells Fargo Bank, Credit Agricole Corporate and Investment Bank (“CACIB”), JPMorgan Chase Bank, N.A. (“JPMCB”), MUFG (as defined below), Bank of America, N.A. (“BANA”), Barclays Bank PLC (“Barclays”), Credit Suisse Loan Funding LLC (“CSLF”), Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA (“GS Bank”), Morgan Stanley Senior Funding, Inc. and/or an affiliate (“MSSF”), SunTrust Robinson Humphrey, Inc. (“STRH”), SunTrust Bank, The Bank of Nova Scotia (“Scotiabank”), and Sumitomo Mitsui Banking Corporation (“SMBC”). WF Securities, CACIB, JPMCB, MUFG, BANA, Barclays, CSLF, GS Bank, MSSF and STRH are collectively referred to as the “Lead Arrangers.” Scotiabank and SMBC are collectively referred to as the “Co-Managers.” The Lead Arrangers and the Co-Managers are collectively referred to as the “Arrangers.” “MUFG” is defined as MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any affiliates of Mitsubishi UFJ Financial Group, Inc. as determined to be appropriate to provide the services contemplated in the Credit Facilities Commitment Letter.

Pursuant to the Credit Facilities Commitment Letter, the Arrangers have agreed to lead the syndication to a group of banks, financial institutions and other lenders, in consultation with us, of not less than $5.25 billion of credit facilities under the New Credit Agreement on the terms and conditions set forth in the Credit Facilities Commitment Letter. Proceeds under the New Credit Agreement will be used to finance the consummation of the Offer, to repay all amounts outstanding under our current credit agreement (the “Existing Credit Agreement”), to fund the redemption of all of the 5.75% Senior Notes due 2022 (the “2022 Notes”), to pay fees, commissions and expenses in connection with each of the foregoing and the New Credit Agreement itself, and for general corporate purposes, including to fund potential future share repurchases and finance acquisitions. A copy of the Existing Credit Agreement has been filed as Exhibit (b)(1) to the Schedule TO and is incorporated by reference herein.

10. Certain Financial Information

Historical Financial Information. We incorporate by reference the consolidated financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. In addition, we incorporate by reference the unaudited condensed consolidated financial statements and notes thereto included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2019, and the financial information in Item 8.01 of our Current Report on Form 8-K filed on July 22, 2019 (anything herein to the contrary notwithstanding, none of the other information or exhibits to our Current Report on Form 8-K filed on July 22, 2019 is incorporated by reference herein). You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following tables set forth our summary historical consolidated balance sheet data as of March 31, 2019 and our summary historical consolidated financial data for the fiscal years ended December 31, 2018 and December 31, 2017 and the three months ended March 31, 2019 and March 31, 2018. This financial data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. Financial data for the three-month periods ended March 31, 2019 and March 31, 2018 are unaudited but, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. Historical results are not necessarily indicative of the results to be expected for future periods, and interim results may not be indicative of results for the full year.

Consolidated Balance Sheet Data: (in thousands, except share data)	As of March 31, 2019
Current assets	$9,225,076
Total assets	$22,605,944
Current liabilities	$8,230,877
Total liabilities	$17,376,227
DaVita Inc. shareholders’ equity	$3,875,354
DaVita Inc. shares outstanding – common stock	166,396,147

Consolidated Income Statement Data:	Three months ended March 31,		Year ended December 31,
(in thousands, except share and per share data)	2019	2018	2018	2017
Total revenues	$2,743,112	$2,849,444	$11,404,851	$10,876,634
Operating expenses and charges	2,402,605	2,438,758	9,879,027	9,063,879
Operating income	340,507	410,686	1,525,824	1,812,755
Income from continuing operations before income taxes	215,928	301,752	1,048,478	1,399,786
Income tax expense	56,746	70,737	258,400	323,859
Net income from continuing operations	159,182	231,015	790,078	1,075,927
Net income attributable to DaVita Inc.	149,289	178,686	159,394	663,618
Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations per share	$0.72	$1.07	$3.66	$4.78
Diluted net income from continuing operations per share	$0.72	$1.05	$3.62	$4.71
Weighted average shares for earnings per share:
Basic	166,387,958	178,957,865	170,785,999	188,625,559
Diluted	166,780,657	181,834,547	172,364,581	191,348,533

Summary Unaudited Pro Forma Consolidated Financial Data. The following unaudited pro forma consolidated financial information of the Company gives effect to:

(i)	the Company’s sale of its DaVita Medical Group (“DMG”) business to Collaborative Care Holdings, LLC (“Optum”), a subsidiary of UnitedHealth Group Inc. (such transaction the “DMG sale”);

(ii)	the repayment in full of the Company’s existing senior secured credit facilities and the redemption of all of its 2022 Notes (together, the “Old debt repayments”);

(iii)	new borrowings anticipated under the Company’s proposed new $5.25 billion senior secured credit facilities described in Section 9. Source and Amount of Funds (the “New debt borrowings”); and

(iv)

repurchases of its common stock by the Company subsequent to March 31, 2019 in the amount of $350 million under a recently completed share repurchase plan and assumed repurchases in the aggregate amount of $1.2 billion pursuant to the Offer (together, the “Share repurchases”);

such transactions referred to collectively herein as the “Transactions”.

These tables set forth the following unaudited pro forma consolidated financial information adjusted to reflect the effect of the Transactions:

•	an unaudited pro forma consolidated balance sheet as of March 31, 2019 with adjustments assuming the Transactions occurred on March 31, 2019;

•	an unaudited pro forma consolidated statement of income for the three months ended March 31, 2019 with adjustments assuming the Transactions occurred immediately prior to January 1, 2018; and

•	an unaudited pro forma consolidated statement of income for the year ended December 31, 2018 with adjustments assuming the Transactions occurred immediately prior to January 1, 2018.

This information should be read in conjunction with the Summary Historical Consolidated Financial Data in the preceding section and in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

The Company prepares its financial statements in accordance with United States generally accounting principles, or “GAAP” standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of liabilities and expenses, and actual results could differ materially from those estimates.

The pro forma adjustments to the Company’s historical consolidated financial statements presented below give effect to events that management believes are directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the Company’s consolidated statements of income.

These unaudited pro forma consolidated financial statements have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Transactions occurred as of the dates indicated. In addition, this unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of the Company. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

This unaudited pro forma consolidated financial information is based on information available as of the date hereof and includes adjustments that are preliminary and which may be revised. There can be no assurance that such revisions will not result in material changes. There can be no assurance that we will secure the necessary debt financing for the Offer, to repay amounts outstanding under our existing senior secured credit facilities or to redeem our 2022 Notes on terms acceptable to us or at all. In addition, the assumed sources of funds for the repurchase are estimates only and are based on currently available information. We may decide to vary the mix of debt and cash used to fund the share repurchase at the time of consummation thereof.

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands, except share and per share data)

	As of 3/31/2019 As reported	Pro forma adjustments								As adjusted
		DMG sale		Old debt repayments		New debt borrowings		Share repurchases
ASSETS
Cash and cash equivalents	$459,242	4,465,476	(1)	(6,815,750	)(6)	4,200,000	(7)	(1,552,375	)(8)	$756,593
Restricted cash and equivalents	102,192									102,192
Short-term investments	4,035									4,035
Accounts receivable, net	1,953,422									1,953,422
Inventories	104,236									104,236
Other receivables	489,581									489,581
Income tax receivable	42,650			8,969	(6)					51,619
Prepaid and other current assets	64,770									64,770
Current assets held for sale, net	6,004,948	(6,004,948	)(2)							—

Total current assets	9,225,076									3,526,448
Property and equipment, net of accumulated depreciation	3,392,266									3,392,266
Operating lease right-of-use assets	2,736,536									2,736,536
Intangible assets, net of accumulated amortization	118,324									118,324
Equity method and other investments	226,309									226,309
Long-term investments	34,414									34,414
Other long-term assets	73,651									73,651
Goodwill	6,799,368									6,799,368

	$22,605,944									$16,907,316

LIABILITIES AND EQUITY
Accounts payable	$365,192									$365,192
Other liabilities	572,944	40,000	(3)							612,944
Accrued compensation and benefits	495,327									495,327
Current portion of operating lease liabilities	367,413									367,413
Current portion of long-term debt	4,676,691			(4,627,764	)(6)	414,120	(7)			463,047
Current liabilities held for sale	1,753,310	(1,753,310	)(2)							—

Total current liabilities	8,230,877									2,303,923
Long-term operating lease liabilities	2,625,776									2,625,776
Long-term debt	5,787,013			(2,153,140	)(6)	3,785,880	(7)			7,419,753
Other long-term liabilities	143,756									143,756
Deferred income taxes	588,805									588,805

Total liabilities	17,376,227									13,082,013
Commitments and contingencies:
Noncontrolling interests subject to put provisions	1,143,044									1,143,044
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 166,396,147 shares actually issued and outstanding at March 31, 2019)	166									166
Additional paid-in capital	990,380									990,380
Retained earnings	2,932,359	190,984	(4)	(25,877	)(6)					3,097,466
Treasury stock	—							(1,552,375	)(8)	(1,552,375)
Accumulated other comprehensive loss	(47,551)									(47,551)

Total DaVita Inc. shareholders’ equity	3,875,354									2,488,086
Noncontrolling interests not subject to put provisions	211,319	(17,146	)(5)							194,173

Total equity	4,086,673									2,682,259

	$22,605,944									$16,907,316

Notes to Unaudited Pro Forma Consolidated Balance Sheet:

“As Reported” represents the historical unaudited consolidated balance sheet of DaVita Inc. as of March 31, 2019. Adjustments presented in the pro forma consolidated balance sheet give effect to the Transactions as if they had occurred on March 31, 2019 but using the preliminary purchase price at which the DMG sale was actually consummated on June 19, 2019. See additional explanations in the footnotes.

(1)	To adjust cash and cash equivalents for the receipt of approximately $4,465 million in preliminary net cash proceeds from the DMG sale.
(2)	Reflects the sale of the DMG business, which was previously classified as a discontinued operation held for sale.

(3)	Reflects an accrual for estimated transaction costs and other net obligations associated with the DMG sale not paid at closing.
(4)

This amount represents the difference between (i) preliminary net cash proceeds received on the June 19, 2019 closing of the DMG sale, net of estimated remaining transaction costs and other obligations not paid at closing, and (ii) the sum of net assets classified as held for sale related to the DMG business as of March 31, 2019, which difference was then increased by the elimination of noncontrolling interests attributable to DMG (see footnote 5 below).

The preliminary net cash proceeds included in these unaudited pro forma adjustments were based on an estimate of working capital purchase price adjustments as of the DMG sale’s closing date, while the cost bases of held for sale assets and liabilities sold are presented as of a different date in these unaudited pro forma balance sheet adjustments. As a result, the net gain or loss ultimately recognized on the sale of the DMG business will differ significantly from the amount presented here.

In addition, the final sale price remains subject to certain post-closing adjustments, including final reconciliations of net working capital and other balances as of the DMG sale’s closing date. Accordingly, the ultimate amount of net cash proceeds received and retained from the sale may differ significantly from that presented above.

(5)	Reflects the elimination of noncontrolling interests attributable to DMG.
(6)

Reflects the use of net cash proceeds from the DMG sale and new borrowings for principal prepayments in full of the Company’s existing Term Loan A for $650 million, Term Loan A-2 for $995 million, Term Loan B for $3,334 million and $575 million outstanding on the revolving line of credit under the Company’s senior secured credit facilities and redemption of the 2022 Notes of $1,250 million, as well as the write-off (net of tax) of $17 million in related debt discount and deferred financing costs classified within long-term debt and a charge (net of tax) of $9 million for a call premium on the 2022 Notes.

(7)

Reflects pro forma borrowings under the Company’s anticipated new $5,250 Credit Agreement described in Section 9. Source and Amount of Funds, as well as capitalization of an estimated $50 million in deferred financing costs to be classified within long-term debt.

(8)

Reflects cash used to repurchase shares of the Company’s common stock of $350 million pursuant to a recently completed share repurchase plan and $1,200 million pursuant to the Offer, as well as fees associated with the Offer of approximately $2.4 million.

Unaudited Pro Forma Consolidated Statements of Income

(in thousands, except share and per share data)

	Quarter ended 3/31/2019 As reported	Pro forma adjustments								As adjusted
		DMG sale		Old debt repayments		New debt borrowings		Share repurchases
Dialysis and related lab patient service revenues	$2,635,152									$2,635,152
Provision for uncollectible accounts	(5,463)									(5,463)

Net dialysis and related lab patient service revenues	2,629,689									2,629,689
Other revenues	113,423									113,423

Total revenues	2,743,112									2,743,112

Operating expenses and charges:
Patient care costs	1,964,935									1,964,935
General and administrative	250,813									250,813
Depreciation and amortization	148,528									148,528
Equity investment income	(2,708)									(2,708)
Goodwill impairment charges	41,037									41,037

Total operating expenses and charges	2,402,605									2,402,605
Operating income	340,507		(1)							340,507
Debt expense	(131,519)			87,937	(5)	(50,714	)(7)			(94,296)
Debt redemption and refinancing charges	—				(6)					—
Other income, net	6,940									6,940

Income from continuing operations before income taxes	215,928									253,151
Income tax expense	56,746			22,635	(8)	(13,054	)(8)			66,327

Net income from continuing operations	159,182									186,824
Net income from discontinued operations, net of tax	30,305	(30,305	)(2)							—

Net income	189,487									186,824
Less: Net income attributable to noncontrolling interests	(40,198)	1,270	(3)							(38,928)

Net income attributable to DaVita Inc.	$149,289									$147,896

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations per share	$0.72									$1.05

Basic net income per share	$0.90									$1.05

Diluted net income from continuing operations per share	$0.72									$1.05

Diluted net income per share	$0.90									$1.05

Weighted average shares for earnings per share:
Basic	166,387,958							(25,786,376	)(10)	140,601,582

Diluted	166,780,657							(25,786,376	)(10)	140,994,281

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$120,254			65,302	(9)	(37,660	)(9)			$147,896
Net income from discontinued operations	29,035	(29,035	)(4)							—

Net income attributable to DaVita Inc.	$149,289									$147,896

	Year ended 12/31/2018 As reported	Pro forma adjustments								As adjusted
		DMG sale		Old debt repayments		New debt borrowings		Share repurchases
Dialysis and related lab patient service revenues	$10,709,981									$10,709,981
Provision for uncollectible accounts	(49,587)									(49,587)

Net dialysis and related lab patient service revenues	10,660,394									10,660,394
Other revenues	744,457									744,457

Total revenues	11,404,851									11,404,851

Operating expenses and charges:
Patient care costs and other costs	8,195,513									8,195,513
General and administrative	1,135,454									1,135,454
Depreciation and amortization	591,035									591,035
Provision for uncollectible accounts	(7,300)									(7,300)
Equity investment income	4,484									4,484
Investment and other asset impairments	17,338									17,338
Goodwill impairment charges	3,106									3,106
Gain on changes in ownership interest, net	(60,603)									(60,603)

Total operating expenses and charges	9,879,027									9,879,027
Operating income	1,525,824		(1)							1,525,824
Debt expense	(487,435)			306,666	(5)	(185,129	)(7)			365,898
Debt redemption and refinancing charges	—				(6)					—
Other income, net	10,089									10,089

Income from continuing operations before income taxes	1,048,478									1,170,015
Income tax expense	258,400			78,936	(8)	(47,652	)(8)			289,684

Net income from continuing operations	790,078									880,331
Net loss from discontinued operations, net of tax	(457,038)	457,038	(2)							—

Net income	333,040									880,331
Less: Net income attributable to noncontrolling interests	(173,646)	7,889	(3)							(165,757)

Net income attributable to DaVita Inc.	$159,394									$714,574

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations per share	$3.66									$4.93

Basic net income per share	$0.93									$4.93

Diluted net income from continuing operations per share	$3.62									$4.88

Diluted net income per share	$0.92									$4.88

Weighted average shares for earnings per share:
Basic	170,785,999							(25,786,376	)(10)	144,999,623

Diluted	172,364,581							(25,786,376	)(10)	146,578,205

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$624,321			227,730	(9)	(137,477	)(9)			$714,574
Net loss from discontinued operations	(464,927)	464,927	(4)							—

Net income attributable to DaVita Inc.	$159,394									$714,574

Notes to Unaudited Pro Forma Consolidated Statements of Income:

“As Reported” represents the historical consolidated statements of income of DaVita Inc. for the quarter ended March 31, 2019 and the year ended December 31, 2018, respectively. Adjustments presented in these unaudited pro forma consolidated statements of income give effect to the Transactions as if they had occurred immediately prior to January 1, 2018.

(1)

Since the Company’s DMG operations were classified as discontinued operations, neither DMG’s operating income nor the Company’s gain on the sale of DMG have an impact on the Company’s operating income as presented on the unaudited pro forma consolidated statements of income.

(2)	To eliminate net income (loss) from DMG discontinued operations, net of tax.
(3)	To eliminate net income attributable to noncontrolling interests related to DMG.
(4)	To eliminate net income (loss) from discontinued operations attributable to DaVita Inc.
(5)

To reflect the reduction in debt expense (including interest expense, amortization of debt discount and deferred financing costs, and commitment fees on the revolving line of credit) resulting from the pro forma prepayment in full of the Company’s existing Term Loan A for $775 million, Term Loan B for $3,378 million, and $300 million outstanding on the revolving line of credit under the Company’s senior secured credit facilities, non-borrowing of Term Loan A-2 for $995 million, as well as redemption of the 2022 Notes of $1,250 million, as if each of these debt repayments were made immediately prior to January 1, 2018 using actual interest rates in effect for the quarter ended March 31, 2019 and year ended December 31, 2018, as applicable.

(6)

Since the pro forma income statements give effect to these transactions as if they had occurred immediately prior to January 1, 2018, the related debt redemption and refinancing charges (including the write-off of debt discount and deferred financing costs of $34 million for the Company’s senior secured credit facilities, as described in footnote 5 above, and the $12 million call premium for redemption of the 2022 Notes), and their related tax effects, are assumed to have been recognized immediately prior to January 1, 2018 as well.

(7)

To reflect the debt expense (including interest expense, amortization of deferred financing costs, and commitment fees on the new undrawn revolving line of credit) resulting from the pro forma borrowings under the Company’s new $5,250 million senior secured credit facilities described in Section 9. Source and Amount of Funds, including borrowings under the new Term Loan A and Term Loan B, as if each of these new borrowings were made immediately prior to January 1, 2018, and using their expected interest rate margins and actual LIBOR rates in effect for the quarter ended March 31, 2019 and the year ended December 31, 2018, as applicable.

(8)	To reflect the effect on income tax expense of the adjustments to debt expense shown in this column.
(9)	To reflect the effect on net income from continuing operations attributable to DaVita Inc. of the adjustments shown in this column.
(10)

To reflect the effect of common stock repurchased by the Company (i) subsequent to March 31, 2019 under a recently completed share repurchase plan for an aggregate purchase cost of $350 million at an average cost of $55.78 per share, and (ii) pursuant to the Offer, assuming an aggregate purchase cost of $1,200 million at the maximum offered price per share of $61.50.

11. Certain Information Concerning the Company

The Company has consisted of two major divisions, DaVita Kidney Care (“Kidney Care”) and DMG. Kidney Care is comprised of our U.S. dialysis and related lab services, our ancillary services and strategic initiatives, including our international operations, and our corporate administrative support. Our U.S. dialysis and related lab services business is our largest line of business and is a leading provider of kidney dialysis services in the U.S. for patients suffering from chronic kidney failure, also known as ESRD. DMG was a patient- and physician-focused integrated healthcare delivery and management company with over two decades of providing coordinated, outcomes-based medical care in a cost-effective manner.

In December 2017, we entered into an equity purchase agreement to sell our DMG division to Optum, a subsidiary of UnitedHealth Group Inc. Such transaction was completed on June 19, 2019.

The mailing address of our principal executive office is 2000 16th Street, Denver, Colorado 80202. Our telephone number at that address is (720) 631-2100, and our website address is www.davita.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, our agreements with them, their compensation (including SSARs, PSUs and RSUs granted to them under the Company’s equity-based compensation plans), the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Schedule TO, of which this Offer to Purchase forms a part, with the SEC that includes additional information relating to the Offer.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them (including, without limitation, the financial statements and the notes related thereto contained in those documents) by reference into this Offer to Purchase (excluding, anything herein to the contrary notwithstanding, any portions of those documents that were furnished to, rather than filed with, the SEC under applicable SEC rules including, without limitation, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K and any related exhibits furnished pursuant to Item 9.01 of Form 8-K):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 22, 2019 (including those portions of our definitive proxy statement filed with the SEC on April 29, 2019 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 7, 2019; and

•

our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on April 29, 2019, June 19, 2019 (excluding Item 7.01 and Exhibit 99.2), June 20, 2019 (excluding Item 7.01 and Exhibit 99.2), June 21, 2019 and July 22, 2019 (excluding Item 2.02 and Exhibit 99.1).

Any statement contained in any document incorporated into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attn: Corporate Secretary

Telephone: (888) 484-7505

Copies of these filings are also available, without charge, on the Investor Relations section of our website at www.davita.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of July 19, 2019 we had 160,258,708 shares of our common stock issued and outstanding. Holders of our common stock are entitled to one vote per share of common stock. Because the Purchase Price will only be determined after the Expiration Time, the number of shares of common stock that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.50 per share, the minimum price per share pursuant to the Offer, we would purchase 22,429,906 shares pursuant to the Offer, which would represent approximately 14.0% of our outstanding common stock as of July 19, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $61.50 per share, the maximum price per share pursuant to the Offer, we would purchase 19,512,195 shares pursuant to the Offer, which would represent approximately 12.2% of our outstanding common stock as of July 19, 2019.

Interests of Directors and Executive Officers. As of July 19, 2019, our directors and executive officers as a group (16 persons) beneficially owned an aggregate of 1,105,895 shares of our common stock, representing less than one percent of our outstanding shares of common stock. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase.

The following tables set forth certain information as of July 19, 2019 (except as otherwise indicated by footnote) regarding the beneficial ownership of our common stock by (i) each shareholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock subject to options that are exercisable as of July 19, 2019 or are exercisable within 60 days of July 19, 2019 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. In the tables below, percentage ownership is based on 160,258,708 shares of our common stock outstanding as of July 19, 2019. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the shares listed as owned by them.

Security Ownership of Certain Beneficial Owners

	Common Stock
Name and Address of Beneficial Owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2] Berkshire Hathaway Inc. 3555 Farnam St. Omaha, NE 68131	38,565,570	24.06%
The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	13,446,856	8.39%
BlackRock, Inc.[4] 55 East 52nd St. New York, NY 10055	12,931,031	8.07%
Javier J. Rodriguez[5]	127,554	*
Joel Ackerman	5,287	*
James O. Hearty[6]	2,138	*
James K. Hilger[7]	15,283	*
Kent J. Thiry[8]	704,013	*
Kathleen A. Waters[9]	12,972	*
LeAnne M. Zumwalt[10]	5,319	*
Pamela M. Arway[11]	17,754	*
Charles G. Berg[12]	15,342	*
Barbara J. Desoer[13]	6,002	*
Pascal Desroches[14]	4,313	*
Paul J. Diaz[15]	13,040	*
Peter T. Grauer[16]	65,108	*
John M. Nehra[17]	93,504	*
Dr. William L. Roper[18]	13,252	*
Phyllis R. Yale[19]	5,014	*
All directors and executive officers as a group (16 persons)[20]	1,105,895	*

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth above, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
(2)

Based solely on information contained in Amendment No. 2 to Schedule 13D filed with the SEC on November 13, 2018, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filing indicated that, as of November 7, 2018, Mr. Buffett and Berkshire Hathaway Inc. share voting and dispositive power over 38,565,570 shares of the Company’s common stock, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person.

(3)

Based solely upon information contained in Amendment No. 8 to Schedule 13G filed with the SEC on February 11, 2019, as of December 31, 2018, The Vanguard Group has sole voting power with respect to 156,614 shares, shared voting power with respect to 39,657 shares, sole dispositive power with respect to 13,252,791 shares and shared dispositive power with respect to 194,065 shares.

(4)

Based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 4, 2019, as of December 31, 2018, BlackRock, Inc., an investment advisor, has sole voting power with respect to 11,684,301 shares and sole dispositive power with respect to 12,931,031 shares.

(5)	Excludes 108,596 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(6)	Excludes 1,654 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(7)	Excludes 9,275 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(8)	Includes 704,013 shares held in a family trust. Excludes 324,563 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(9)	Excludes 28,164 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(10)	Excludes 25,165 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(11)	Excludes 24,020 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(12)	Excludes 20,443 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(13)	Excludes 23,174 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(14)	Excludes 16,989 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(15)	Excludes 24,020 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(16)	Excludes 35,083 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(17)	Excludes 24,020 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(18)	Excludes 24,020 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(19)	Excludes 18,922 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.
(20)	Excludes 708,108 SSARs which are exercisable, but had a base price in excess of the Company’s closing stock price on July 19, 2019.

Security Ownership of Management

The address of each individual named below is as follows: c/o DaVita Inc., 2000 16th Street, Denver, Colorado 80202. All fractional shares reported in the table below have been rounded to the nearest whole share.

	Number of shares beneficially owned	Percentage of shares beneficially owned
Javier J. Rodriguez[1]	127,554	*
Joel Ackerman	5,287	*
James O. Hearty[2]	2,138	*
James K. Hilger[3]	15,283	*
Kent J. Thiry[4]	704,013	*
Kathleen A. Waters[5]	12,972	*
LeAnne M. Zumwalt[6]	5,319	*
Pamela M. Arway[7]	17,754	*
Charles G. Berg[8]	15,342	*
Barbara J. Desoer[9]	6,002	*
Pascal Desroches[10]	4,313	*
Paul J. Diaz[11]	13,040	*
Peter T. Grauer[12]	65,108	*
John M. Nehra[13]	93,504	*
Dr. William L. Roper[14]	13,252	*
Phyllis R. Yale[15]	5,014	*
All directors and executive officers as a group (16 persons)[16]	1,105,895	*

*	Less than 1%
(1)	See footnote 5 to the Security Ownership of Certain Beneficial Owners table above.
(2)	See footnote 6 to the Security Ownership of Certain Beneficial Owners table above.
(3)	See footnote 7 to the Security Ownership of Certain Beneficial Owners table above.
(4)	See footnote 8 to the Security Ownership of Certain Beneficial Owners table above.
(5)	See footnote 9 to the Security Ownership of Certain Beneficial Owners table above.
(6)	See footnote 10 to the Security Ownership of Certain Beneficial Owners table above.
(7)	See footnote 11 to the Security Ownership of Certain Beneficial Owners table above.
(8)	See footnote 12 to the Security Ownership of Certain Beneficial Owners table above.
(9)	See footnote 13 to the Security Ownership of Certain Beneficial Owners table above.
(10)	See footnote 14 to the Security Ownership of Certain Beneficial Owners table above.
(11)	See footnote 15 to the Security Ownership of Certain Beneficial Owners table above.
(12)	See footnote 16 to the Security Ownership of Certain Beneficial Owners table above.
(13)	See footnote 17 to the Security Ownership of Certain Beneficial Owners table above.
(14)	See footnote 18 to the Security Ownership of Certain Beneficial Owners table above.
(15)	See footnote 19 to the Security Ownership of Certain Beneficial Owners table above.
(16)	See footnote 20 to the Security Ownership of Certain Beneficial Owners table above.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date hereof, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

Date of Transaction	Reporting Person	Number of Shares	Price per Share[1]	Nature of Transaction
6/02/2019	James K. Hilger	746	$43.42	Shares received upon the vesting of restricted stock units.

6/02/2019	James K. Hilger	277	$43.42	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 746 units.

6/02/2019	Javier J. Rodriguez	1,150	$43.42	Shares received upon the vesting and satisfaction of performance criteria of performance stock units.

6/02/2019	Javier J. Rodriguez	506	$43.42	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 1,150 units.

6/02/2019	Kent J. Thiry	2,210	$43.42	Shares received upon the vesting and satisfaction of performance criteria of performance stock units.

6/02/2019	Kent J. Thiry	920	$43.42	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 2,210 units.

6/02/2019	James O. Hearty	373	$43.42	Shares received upon the vesting of restricted stock units.

6/02/2019	James O. Hearty	109	$43.42	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 373 units.

6/02/2019	Leanne M. Zumwalt	1,492	$43.42	Shares received upon the vesting of restricted stock units.

6/02/2019	Leanne M. Zumwalt	673	$43.42	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 1,492 units.

6/19/2019	Kathleen A. Waters	16,574	$51.27	Shares received upon the vesting and satisfaction of performance criteria of performance stock units.

6/19/2019	Kathleen A. Waters	8,425	$51.27	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 16,574 units.

6/19/2019	Joel Ackerman	11,301	$51.27	Shares received upon the vesting and satisfaction of performance criteria of performance stock units.

6/19/2019	Joel Ackerman	6,014	$51.27	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 11,301 units.

6/19/2019	Kent J. Thiry	1,519	$51.27	Shares received upon the vesting and satisfaction of performance criteria of performance stock units.

6/19/2019	Kent J. Thiry	668	$51.27	Shares withheld from issuance to satisfy tax withholding obligation in connection with the vesting of 1,519 units.

(1)	Represents the closing price for our common stock on the date of vesting or share withholding, as applicable, as reported by the NYSE.

Stock Repurchase Authorization. During November 2001, our Board of Directors established our stock repurchase program. Effective as of July 17, 2019, our Board of Directors terminated our then-existing share repurchase authorization and approved a new share repurchase authorization of $2.0 billion. This new share repurchase authorization has no expiration date.

10b5-1 and 10b-18 Plans. Our executive officers may enter into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of our common stock.

Purchases Pursuant to 10b5-1 Plans. We acquired 6,274,181 shares of our common stock pursuant to a

10b5-1 plan from the period June 21, 2019 through July 17, 2019 at average daily prices between $51.76 and $58.06 per share.

Equity Compensation Plans. In 2019, our executive officers received all long-term incentive compensation in the form of equity compensation comprised of SSARs, RSUs and PSUs.

Employment and Severance Arrangements. We have employment agreements with Kent J. Thiry, Javier J. Rodriguez, Joel Ackerman, Kathleen A. Waters and James K. Hilger, which include severance provisions in the event the executive officer’s employment is terminated without cause or, in some cases, due to good reason. We have not entered into a severance arrangement with either Mr. Hearty or Ms. Zumwalt. Unless otherwise determined by the Compensation Committee of the Board, any severance benefits paid to either Mr. Hearty or Ms. Zumwalt would be paid under the terms of the Company’s severance policy applicable to him/her.

Change of Control Arrangements. We have entered into employment or severance arrangements that include change of control provisions with Mr. Thiry, Mr. Rodriguez and Mr. Ackerman. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain executive officers, the departure of the executive officers following a change of control of our Company. Each arrangement is individually negotiated and the terms vary. When entering into employment or severance arrangements with our executive officers, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the executive officer while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our shareholders.

The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our executive officers prior to or following a change of control.

Mr. Thiry’s employment agreement previously contained a tax gross-up provision for tax obligations possibly imposed by Section 280G or 4999 of the Internal Revenue Code when a change of control event occurs. Effective August 20, 2018, his agreement was amended to remove such provision.

Executive Stock Ownership Guidelines. To more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Nominating and Governance Committee, adopted stock ownership guidelines for all of our executive officers. The ownership guidelines provide for our executive officers to own a minimum number of shares equal to the lesser of (i) 25% of the total pretax equity award value realized by the executive officer from the time such executive officer became subject to the stock ownership policy to date in excess of $100,000 and (ii) six times annual base salary in the case of our Chief Executive Officer and three times annual base salary in the case of our other executive officers.

Director Compensation. Under the Director Compensation Policy in effect in 2018, each of our non-employee directors received an annual grant of SSARs, granted on May 15, 2018, with the number of SSARs determined by dividing $95,000 by 20% of the closing market price of our common stock on the grant date. The SSARs vest in full on the one year anniversary of the date of grant, with acceleration of vesting upon a change of control of the Company, and expiring five years after the date of grant. Each of our non-employee directors was also entitled to receive direct stock issuances (“DSIs”) in 2018 to be granted quarterly on the last day of each fiscal quarter. The number of DSIs to be granted quarterly was determined by dividing $23,750 by the closing market price of our common stock on the last trading day of each fiscal quarter. The DSIs are 100% vested upon issuance.

Effective May 15, 2019, our non-employee directors no longer receive an annual grant of SSARs. Instead, our non-employee directors receive an equivalent value of DSIs. The DSIs are granted in four equal installments on May 15, August 15, November 15 and March 15, in an amount determined by dividing $47,500 by the closing market price of our common stock on the applicable grant date, or if the grant date does not fall on a trading day, then the last trading day prior to the grant date. The DSIs shall be prorated, as applicable, including for new directors, based on the days of service on the board. The final quarterly grant of DSIs under the prior Director Compensation Policy occurred in March 2019.

To more closely align the interests of our Board of Directors with those of our shareholders, our Board of Directors adopted stock ownership guidelines for all of our non-employee directors. The ownership guidelines provide for our non-employee directors to own a minimum number of shares equal to the lesser of (i) 25% of the total pretax equity award value realized by the non-employee director from the time such non-employee director became subject to the stock ownership policy to date in excess of $100,000 and (ii) five times the annual base retainer paid to the non-employee director.

General. Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

The descriptions above are intended to be summaries, and are qualified by reference in their entirety to the detailed descriptions of such arrangements in our periodic and current reports and proxy statements filed with the SEC. To the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

13. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our shareholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from the NYSE. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. See Section 7.

Shares of our common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, shares of our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section 7.

14. Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation to accept for payment and pay for shares pursuant to the Offer is subject to various conditions. See Section 7.

15. Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), controlled foreign corporations, passive foreign investment companies, persons holding more than 5% of our common stock, persons holding shares as part of a hedging transaction, integrated transaction, conversion transaction or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding shares and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

The following discussion does not constitute tax advice. Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Treatment of the Sale of Shares

Under Section 302 of the Code, a sale of shares for cash by a shareholder pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering shareholder, only if the sale:

•	results in a “complete termination” of such shareholder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such shareholder, or

•	is “not essentially equivalent to a dividend” with respect to the shareholder.

In determining whether any of these tests have been met, a shareholder must take into account not only the shares that the shareholder actually owns, but also the shares that the shareholder constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder will be considered to own those shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares the shareholder has an option to purchase. Shareholders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of a shareholder’s shares by us in the Offer will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the shares in us actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the shares in us actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and does waive, the attribution of all shares in us constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. A shareholder may also satisfy the “complete termination” test if, in the same transaction, some of his or her shares in us are redeemed and all of the remainder of his or her shares in us are sold or otherwise transferred to a third party so that after the transaction the shareholder no longer owns (actually or constructively) any shares in us. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

A sale of shares by a shareholder will be a substantially disproportionate redemption with respect to a shareholder if (1) the shareholder’s percentage ownership of our outstanding voting stock (including all classes that carry voting rights) is reduced immediately after the redemption to less than 80% of its percentage interest in such stock immediately before the redemption; (2) the shareholder’s percentage ownership of our outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (3) the shareholder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote.

A sale of shares by a shareholder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the shareholder’s proportionate interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances, as well as the relative percentage of the shares tendered by such shareholder and each of the other shareholders. However, the IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” In the event that other shareholders exchange a greater percentage of their shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in us may increase immediately following the Offer even if that shareholder exchanges shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other shares.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the shareholder’s U.S. federal income tax consequences. In particular, this could affect the shareholder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a shareholder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange under Section 302 of the Code.

Section 302 and the related regulations and guidance are complex. Shareholders should consult their own tax advisors regarding the proper treatment of a disposition of shares pursuant to the Offer in light of the shareholder’s particular circumstances.

United States Holders

If a United States Holder’s sale of shares pursuant to this Offer is treated as a sale or exchange for U.S. federal income tax purposes, such United States Holder will recognize capital gain or loss equal to the difference between (i) the amount received, and the United States Holder’s adjusted tax basis in the shares that are sold pursuant to the Offer. Such gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period for the shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate United States Holder are currently eligible for reduced rates of U.S. federal income taxation. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current and accumulated earnings and profits as determined under United States federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income and corporate United States Holders may be eligible for a dividends received deduction with respect to dividend income. Corporate United States Holders will also be subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares (as described above). Any remaining adjusted tax basis in the shares exchanged in the Offer will be transferred to any other shares continued to be held by the United States Holder. No loss will be recognized by a United States Holder if its sale of shares pursuant to the Offer is treated as a distribution with respect to the shares under Section 302 of the Code.

An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Non-United States Holders

As discussed above under “Treatment of the Sale of Shares”, the U.S. federal income tax treatment of the sale of shares pursuant to the Offer will depend on whether a shareholder satisfies one of the tests under Section 302 of the Code. If the sale is treated as a “sale or exchange” of shares for U.S. federal income tax purposes, a Non-United States Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale of shares pursuant to the Offer unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-United States Holder held such shares or (b) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been or will be a United States real property holding corporation at any time during the five-year period preceding the exchange of shares pursuant to the Offer.

If, however, a Non-United States Holder does not satisfy any of the Section 302 tests described above, the full amount received by the Non-United States Holder with respect to our purchase of shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on facts and circumstances that are unique to each Non-United States Holder, the Depositary or other withholding agent will generally treat distributions received by a Non- United States Holder with respect to our purchase of shares under the Offer as dividends, and such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, unless (1) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (2) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder). Any such effectively connected gross proceeds would be subject to United States federal income tax on a net income basis at the regular graduated rates.

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. If any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS, including because such Non-United States Holder meets one of the tests of Section 302 of the Code described above that would characterize the transaction as an exchange (as opposed to a distribution).

Pursuant to FATCA and the regulations promulgated thereunder, the official interpretations thereof or any intergovernmental agreement (or guidance thereunder) entered into pursuant thereto, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” Because the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other foreign entity that does not properly establish an exemption from FATCA withholding on IRS Form W-8BEN, W-8BEN-E or other applicable form will be subject to the FATCA withholding tax. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the second preceding paragraph.

Backup Withholding.

See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of shares pursuant to the Offer.

Non-Participation in the Offer

Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. Shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

16. ERISA Considerations

The following is a summary of certain considerations associated with the sale of shares pursuant to the Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering a sale of shares by a Plan pursuant to the Offer, a Plan fiduciary should determine whether the sale is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The sale of shares by an ERISA Plan with respect to which we, the Depositary, the Dealer Manager or their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the transaction satisfies the conditions of an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to a sale of shares pursuant to the Offer. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction. By tendering all or any portion of your shares pursuant to the Offer, you will be deemed to represent and warrant that your participation in the Offering will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 or in any violation of Similar Laws.

17. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and 14e-1 under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate Purchase Price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•

we increase the maximum price per share to be paid for shares above $61.50 per share or decrease the minimum price per share to be paid for shares below $53.50 per share or otherwise change the price range to be paid for shares in the Offer or increase or decrease the aggregate Purchase Price offered for shares being sought in the Offer (but, in the case of an increase, only if we increase the aggregate Purchase Price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares of common stock); and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 17, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 17. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

18. Fees and Expenses

We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer, which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us or our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us or our subsidiaries for such services. The Dealer Manager and its affiliates may from time to time hold shares in their proprietary accounts, and, to the extent it owns shares in these accounts at the time of the Offer, the Dealer Manager or any of its affiliates may tender the shares pursuant to the Offer. Additionally, CSLF and Credit Suisse AG, Cayman Islands Branch are Commitment Parties under the terms of the Credit Facilities Commitment Letter. See Section 9.

We have also retained Georgeson LLC, to act as Information Agent and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under U.S. federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

19. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning DVA.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of DVA or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

July 22, 2019

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class Mail:	By Mail, or Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other documents relating to the Offer should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free (888) 206-5896

The Dealer Manager for the Offer is:

Eleven Madison Avenue

New York, NY 10010

Toll-Free: (800) 318-8219